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                                                                      EXHIBIT 11
                        COMPUTATION OF EARNINGS PER SHARE


                       LANNETT COMPANY, INC AND SUBSIDIARY

                      STATEMENT RE COMPUTATION OF EARNINGS
                                    PER SHARE

                                                                    YEAR ENDED JUNE 30                      YEAR ENDED JUNE 30
                                                                2002                   2002               2001               2001
                                                             -----------------------------------------------------------------------
                                                             Net Income               Shares           Net Income           Shares
Basic earnings per share factors                             $7,195,990             13,262,804         $1,829,915         13,206,128

Effect of potentially dilutive
option plans and debentures:

Employee stock options                                                                  81,861

                                                             -----------------------------------------------------------------------
Diluted earnings per share factors                           $7,195,990             13,345,699         $1,829,915         13,206,128
                                                             ----------             ----------         ----------         ----------


Basic earnings per share                                     $     0.54                                $     0.14

Diluted earnings per share                                   $     0.54                                $     0.14

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